Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS RECORD
SECOND QUARTER 2006 FINANCIAL RESULTS
Las Vegas, Nevada, July 26, 2006–Ameristar Casinos, Inc. (Nasdaq-GS: ASCA) today announced 2006 second quarter financial results, which set records for second quarter consolidated net revenues, EBITDA, net income and diluted earnings per share.
Highlights
•	Second quarter consolidated net revenues of $246.6 million, representing an increase of $7.7 million, or 3.2%, over the second quarter of 2005.

•	Second quarter consolidated operating income of $39.6 million, a decrease of $2.6 million, or 6.3%, from the prior-year second quarter, after giving effect to $2.1 million of stock option compensation expense, as described in the following paragraph.

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•	Second quarter consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $63.5 million, representing an increase of $0.4 million, or 0.7%, from the second quarter of 2005. The 2006 second quarter operating income and EBITDA give effect to $2.1 million of stock option compensation expense resulting from the adoption on January 1, 2006 of Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”), which requires the recognition of compensation expense in an amount equal to the fair value of share-based payments (e.g., stock options) granted to employees. The 2005 operating income and EBITDA do not include this expense.

•	Second quarter diluted earnings per share were $0.32, compared to $0.29 for the second quarter of 2005. The adoption of FAS 123(R) negatively impacted diluted earnings per share in the second quarter of 2006 by $0.02. Analysts’ latest consensus estimate for the second quarter of 2006, as reported by Thomson First Call, was $0.24. Our previously issued earnings guidance for the second quarter of 2006 indicated a range of diluted earnings per share of $0.23 to $0.25.

•	On May 15, 2006, our Board of Directors declared a quarterly cash dividend of $0.09375 per share, which was paid to stockholders of record as of May 30, 2006.

•	On April 1, 2006, we rebranded our newly renovated and expanded casino in Black Hawk, Colorado. Ameristar Black Hawk, formerly known as Mountain High Casino, now features an expanded parking garage with 1,550 parking spaces,

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refurbished and rebranded dining venues, additional gaming space, 1,600 slot machines and an upscale Star Club for our top players. Additionally, we recently commenced construction on a 33-story, 536-room Four Diamond-quality hotel.
     Craig H. Neilsen, Chairman and CEO, stated: “Since the rebranding of Ameristar Black Hawk, the property has experienced significant growth in business volume and strong improvement in financial performance in the second quarter of 2006 compared to the same period in the prior year. We are pleased by the initial return on investment generated from our capital improvements at the property, and we expect continued market share growth in the Denver gaming market as a result of these improvements as the property gains further momentum. We are also excited about the hotel project that commenced earlier this month. Once completed, we believe the property will be able to offer destination resort amenities and services never before seen in the Denver gaming market.
     During the 2006 second quarter, we continued to face increased competitive pressure from the new land-based casino in Iowa and from the aggressive promotional spending activities in our Missouri markets. We believe that we have successfully addressed these competitive challenges with the implementation of cost-containment initiatives that have effectively modified our cost structure, creating operating efficiencies with the goal of optimizing operating income, EBITDA and margins. Our proven business model has historically resulted in high operating margins, and with the help of these initiatives and our previously announced capital improvement projects

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described in greater detail later in this press release, we believe we will be able to achieve similar results.”
Financial Results
     Net Revenues
     Consolidated net revenues for the second quarter of 2006 were $246.6 million, an increase of 3.2% compared to the second quarter of 2005. Net revenues for the second quarter of 2006 increased over the prior-year period by 53.4% at Ameristar Black Hawk, 16.5% at Ameristar Vicksburg, 7.3% at the Jackpot Properties and 0.7% at Ameristar Kansas City. The Black Hawk property benefited from the rebranding and reduced construction disruption following the completion of the initial phase of our expansion activities in the first quarter of 2006. Our Council Bluffs and St. Charles properties faced heightened competition, which resulted in decreases in net revenues of 9.5% and 2.2%, respectively, compared to the prior-year second quarter.
     For the quarter, Ameristar Black Hawk increased market share by 4.7 percentage points over the prior-year second quarter, to 15.4%, while Ameristar Vicksburg’s leadership position remained unchanged with a share of 46.5% of its market. Ameristar Kansas City continued as the market share leader, despite a decrease of 0.3 percentage point in market share to 36.6% compared to the second quarter of 2005. The market share for Ameristar Council Bluffs declined 6.1 percentage points to 37.3% and Ameristar St. Charles experienced a decrease in market share of 1.4 percentage points to 30.5%. Our Council Bluffs property’s market share was adversely impacted by

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the completion of a major expansion and rebranding by a competing land-based casino in March 2006. Despite the increased competition, we have maintained a “fair share percentage” of gross gaming revenues (based on the number of our gaming positions relative to the total gaming positions in the market) of 106.3% during the second quarter of 2006 and currently anticipate maintaining a market share in the three-property Council Bluffs market of approximately 37%.
     Consolidated casino revenues for the second quarter of 2006 increased $7.3 million over the 2005 second quarter, principally due to a $7.4 million (55.6%) increase in slot revenues at Ameristar Black Hawk, which now features an increased number of slot machines on its expanded casino floor. We further believe casino revenues increased in part as a result of the continued successful implementation of our targeted marketing programs, as evidenced by an overall 4.9% increase in rated play at our properties from the second quarter of 2005. Ameristar Black Hawk contributed to the improvement in the consolidated rated play during the 2006 second quarter with an increase of 57.4% over the prior-year second quarter. For the quarter ended June 30, 2006, promotional allowances increased $3.4 million, or 7.3%, over the prior-year second quarter, due in part to the rise in rated play.
     Operating Income and EBITDA
     In the second quarter of 2006, consolidated operating income decreased $2.6 million, or 6.3%, from the 2005 second quarter to $39.6 million. Consolidated operating income margin decreased 1.6 percentage points from the prior-year second quarter to

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16.1%. The declines in the consolidated operating income and the related margin were attributable in part to the increased competition in our Council Bluffs market, where we experienced a 27.4% decrease in operating income and a 6.1 percentage point drop in operating income margin from the prior-year second quarter. Consolidated EBITDA increased 0.7% to $63.5 million, but the related margin decreased 0.6 percentage point to 25.8%, compared to the second quarter of 2005. Consolidated EBITDA and EBITDA margin during the second quarter of 2006 were adversely affected by declines at our Council Bluffs property of $3.7 million and 4.7 percentage points, respectively, from the corresponding prior-year period. The financial performance of the Iowa and Missouri properties was partially offset by strong second quarter 2006 results at our Black Hawk, Vicksburg and Jackpot properties.
     Consolidated operating income and EBITDA were also affected by the stock option compensation expense we were required to recognize in the second quarter of 2006 as described above. Additionally, depreciation and amortization expense increased $3.1 million (14.8%) over the second quarter of 2005, primarily due to $1.9 million in depreciation expense from the capital improvements placed in service as part of the Ameristar Black Hawk expansion. The rate of growth in health benefit costs moderated significantly over the first two quarters of 2006 compared to the prior years’ trend.
     For the quarter ended June 30, 2006, our Black Hawk property’s operating income increased $1.0 million, or 141.9%, and EBITDA increased $2.9 million, or 135.0%, compared to the prior-year second quarter. Ameristar Black Hawk’s second

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quarter operating income margin increased 3.1 percentage points to 8.4% and EBITDA margin improved 8.3 percentage points to 23.8% over the 2005 second quarter. The recently completed casino expansion project favorably affected this property’s operating results during the second quarter. During the quarter ended June 30, 2006, our Black Hawk property also incurred $1.3 million in non-recurring costs related to its rebranding as Ameristar Black Hawk that occurred on April 1, 2006.
     During the second quarter of 2006, Ameristar Vicksburg increased operating income and EBITDA by $2.8 million and $2.9 million, respectively, over the prior-year second quarter. Our Vicksburg property’s operating income and EBITDA margins increased over the 2005 second quarter by 4.5 and 3.4 percentage points, respectively. We expect the property’s quarterly financial performance to be better than that of 2005 through the third quarter. However, we anticipate the increase in the property’s business volume observed following Hurricane Katrina to diminish further, particularly in the fourth quarter of 2006, as the Gulf Coast casinos continue to reopen.
     At Ameristar St. Charles, decreased revenues were mostly offset by reduced health benefit costs and the effective implementation of cost-containment initiatives relating to marketing and promotional activities. As a result, operating income, EBITDA and the related margins were relatively flat compared to the prior-year second quarter.
     Ameristar Kansas City’s 2006 second quarter operating income decreased $0.7 million, or 6.2%, while EBITDA and the related margin remained flat compared to the corresponding prior-year period. Operating income margin declined 1.3 percentage

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points from the second quarter of 2005, due in part to increased depreciation expense of $0.8 million.
     During the second quarter of 2006, operating income and EBITDA at our Jackpot Properties each increased over the 2005 second quarter by $1.0 million. During the quarter ended June 30, 2006, operating income margin increased 4.7 percentage points to 20.6% and EBITDA margin increased 4.4 percentage points to 26.8% over the same period in 2005. Improvement in the second quarter operating income, EBITDA and the related margins is mostly attributable to increased gaming revenues and a reduction in health benefit costs compared to the prior-year second quarter.
     During the second quarter of 2006, corporate expense increased $2.5 million, or 22.4%, compared to the 2005 second quarter. The increase resulted primarily from the recognition in the 2006 period of $1.4 million of stock option compensation expense at the corporate level related to the adoption of FAS 123(R) (the remaining $0.7 million of this expense was recognized at our various properties). During the second quarter of 2006, we also incurred $0.7 million in professional fees and internal costs in connection with a major acquisition opportunity that we ultimately determined not to pursue. Total costs incurred during 2006 on this project were $0.9 million.
     Net Income and Diluted Earnings Per Share
     Reported net income increased 8.3%, from $16.7 million in the second quarter of 2005 to $18.0 million for the 2006 second quarter. Reported diluted earnings per share were $0.32 in the quarter ended June 30, 2006, compared to $0.29 in the corresponding prior-year quarter. Diluted earnings per share for the second quarter of

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2006 were negatively impacted by $0.02 by the adoption of FAS 123(R). Interest expense for the 2006 second quarter was $12.2 million, down $3.0 million from the second quarter of 2005. The decrease was due primarily to a reduced average interest rate resulting from the November 2005 refinancing of our senior secured credit facility and the February 2006 redemption of our senior subordinated notes with borrowings under the new credit facility at a substantially lower interest rate.
     Our effective income tax rate decreased from 37.4% for the quarter ended June 30, 2005 to 35.9% for the quarter ended June 30, 2006, due primarily to a change in our recorded tax reserves.
Liquidity and Capital Resources
     Our financial position remains strong, with approximately $111.4 million of cash and cash equivalents and $356.0 million of available borrowing capacity under our $800.0 million revolving loan facility as of June 30, 2006. Upon satisfaction of certain conditions, we will also have the option to increase the total amount available under the credit facility by up to an additional $400.0 million. During the second quarter of 2006, our long-term debt increased by approximately $14.0 million, due primarily to $15.0 million in borrowings under our revolving loan facility.
     Capital expenditures for the 2006 second quarter totaled $53.3 million. These expenditures were mostly funded with cash from operations and, to a lesser extent, with the borrowings under our revolving loan facility. Capital expenditures during the second quarter included $22.3 million related to our expansion activities at Ameristar St. Charles described below, $7.1 million for capital improvement projects at Ameristar

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Black Hawk, $6.6 million for the acquisition of slot machines and $4.1 million for the construction of a new parking garage at Ameristar Vicksburg. Capitalized interest for the quarter ended June 30, 2006 totaled $1.5 million.
Capital Projects
     At Ameristar St. Charles, we continue to make significant progress on the construction of a 400-room, all-suite hotel, an indoor/outdoor swimming pool, a 7,000 square-foot full-service spa, 20,000 square feet of new meeting and conference facilities and an additional 2,000-space parking garage. The total cost of these projects is expected to be approximately $240 million, with the completion dates projected to be the third quarter of 2006 for the conference facilities, the first quarter of 2007 for the initial 1,400 spaces of the parking garage and the fourth quarter of 2007 for the hotel and the remainder of the garage. We believe these planned improvements will allow us to further enhance our competitive advantage in the St. Louis market. We may experience some construction disruption to existing operations as these capital improvement projects are being completed.
     At Ameristar Vicksburg, we continue to proceed with the first phase of our master expansion plan with the construction of a new 1,100-space parking garage, which is expected to be completed in the second quarter of 2007. During the second quarter of 2006, we commenced an expansion of the casino vessel that will directly connect to the new parking garage. The expanded casino will allow for the addition of up to 800 slot machines. The expansion project will also include the addition of two new restaurants, a new Star Club for our VIP guests, a poker room, a retail shop and other amenities.

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This project is slated for a mid-year 2007 completion. The expected cost of our planned capital improvements at Ameristar Vicksburg is approximately $90 million. These improvements will help alleviate long-standing capacity constraints in parking and gaming positions, which we believe will allow us to increase our market dominance in Vicksburg.
     In addition to these internal capital expenditure projects, we continue to explore opportunities in new jurisdictions and potential growth from acquisitions. We will continue to aggressively pursue external expansion opportunities in an attempt to further diversify our assets and increase shareholder value.
Outlook
     Based on our preliminary results of operations in July 2006 and our outlook for the remainder of the quarter, we currently estimate operating income of $36 million to $38 million, EBITDA of $61 million to $63 million (given anticipated depreciation expense of $25 million), interest expense of $12 million and diluted earnings per share of $0.27 to $0.29 for the third quarter of 2006.
     The above estimates of operating income, EBITDA and diluted earnings per share give effect to the impact of FAS 123(R), which we anticipate will result in additional after-tax expense of $1.3 million and adversely impact diluted earnings per share by $0.02 for the third quarter of 2006.
     Gaming regulatory authorities in Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that

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operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.
Conference Call
     We will hold a conference call to discuss our second quarter results and guidance for the third quarter at 4:30 p.m. Eastern Time on July 26, 2006. The call can be accessed live by calling (800) 479-9001. It can be replayed until August 3, 2006 at 3:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 2840238. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section.
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such

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expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
REVENUES:
Casino	$248,987	$241,692	$511,199	$484,059
Food and beverage	32,325	30,509	66,549	60,796
Rooms	7,208	6,225	13,843	11,958
Other	7,321	6,348	14,262	11,938

	295,841	284,774	605,853	568,751
Less: Promotional allowances	49,258	45,906	103,176	89,774

Net revenues	246,583	238,868	502,677	478,977

OPERATING EXPENSES:
Casino	108,619	108,031	223,718	213,554
Food and beverage	17,111	16,324	34,179	32,111
Rooms	1,621	1,762	3,374	3,261
Other	5,048	3,987	9,606	7,787
Selling, general and administrative	50,445	45,312	101,739	91,518
Depreciation and amortization	23,957	20,875	46,529	41,693
Impairment loss on assets held for sale	198	347	291	540

Total operating expenses	206,999	196,638	419,436	390,464

Income from operations	39,584	42,230	83,241	88,513

OTHER INCOME (EXPENSE):
Interest income	756	229	1,376	348
Interest expense, net	(12,228)	(15,210)	(25,768)	(30,471)
Loss on early retirement of debt	—	(184)	(26,264)	(184)
Net gain (loss) on disposition of assets	6	(451)	122	(1,138)

INCOME BEFORE INCOME TAX PROVISION	28,118	26,614	32,707	57,068
Income tax provision	10,090	9,960	12,061	21,184

NET INCOME	$18,028	$16,654	$20,646	$35,884

EARNINGS PER SHARE:
Basic	$0.32	$0.30	$0.37	$0.65

Diluted	$0.32	$0.29	$0.36	$0.63

CASH DIVIDENDS DECLARED PER SHARE	$0.09	$0.08	$0.19	$0.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,238	55,682	56,151	55,459

Diluted	57,184	57,265	57,166	57,089

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Consolidated cash flow information
Net cash provided by operating activities	$49,797	$62,489	$83,335	$112,411
Net cash used in investing activities	(55,887)	(46,303)	(108,784)	(79,869)
Net cash provided by (used in) financing activities	9,618	(34,048)	30,695	(35,992)

Net revenues
Ameristar St. Charles	$69,919	$71,517	$145,151	$144,161
Ameristar Kansas City	61,488	61,051	127,198	123,574
Ameristar Council Bluffs	42,785	47,262	90,945	93,625
Ameristar Vicksburg	33,598	28,846	70,357	58,643
Jackpot Properties	17,530	16,335	33,351	30,868
Ameristar Black Hawk	21,263	13,857	35,675	28,106

Consolidated net revenues	$246,583	$238,868	$502,677	$478,977

Operating income (loss)
Ameristar St. Charles	$16,167	$16,449	$33,585	$34,041
Ameristar Kansas City	11,063	11,794	23,931	26,208
Ameristar Council Bluffs	10,549	14,529	23,363	27,895
Ameristar Vicksburg	10,386	7,606	22,898	16,884
Jackpot Properties	3,618	2,598	6,187	4,930
Ameristar Black Hawk	1,778	735	1,560	3,009
Corporate and other	(13,977)	(11,481)	(28,283)	(24,454)

Consolidated operating income	$39,584	$42,230	$83,241	$88,513

EBITDA (1)
Ameristar St. Charles	$22,740	$22,984	$46,755	$47,044
Ameristar Kansas City	16,884	16,817	35,310	36,411
Ameristar Council Bluffs	13,854	17,542	29,887	33,834
Ameristar Vicksburg	13,493	10,620	29,076	22,822
Jackpot Properties	4,694	3,665	8,349	7,153
Ameristar Black Hawk	5,065	2,155	7,030	5,800
Corporate and other	(13,189)	(10,678)	(26,637)	(22,858)

Consolidated EBITDA	$63,541	$63,105	$129,770	$130,206

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Operating income margins (2)
Ameristar St. Charles	23.1%	23.0%	23.1%	23.6%
Ameristar Kansas City	18.0%	19.3%	18.8%	21.2%
Ameristar Council Bluffs	24.7%	30.7%	25.7%	29.8%
Ameristar Vicksburg	30.9%	26.4%	32.5%	28.8%
Jackpot Properties	20.6%	15.9%	18.6%	16.0%
Ameristar Black Hawk	8.4%	5.3%	4.4%	10.7%
Consolidated operating income margin	16.1%	17.7%	16.6%	18.5%

EBITDA margins (1)
Ameristar St. Charles	32.5%	32.1%	32.2%	32.6%
Ameristar Kansas City	27.5%	27.5%	27.8%	29.5%
Ameristar Council Bluffs	32.4%	37.1%	32.9%	36.1%
Ameristar Vicksburg	40.2%	36.8%	41.3%	38.9%
Jackpot Properties	26.8%	22.4%	25.0%	23.2%
Ameristar Black Hawk	23.8%	15.6%	19.7%	20.6%
Consolidated EBITDA margin	25.8%	26.4%	25.8%	27.2%

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

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RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Ameristar St. Charles:
Operating income	$16,167	$16,449	$33,585	$34,041
Depreciation and amortization	6,573	6,535	13,170	13,003

EBITDA	$22,740	$22,984	$46,755	$47,044

Ameristar Kansas City:
Operating income	$11,063	$11,794	$23,931	$26,208
Depreciation and amortization	5,821	5,023	11,379	10,203

EBITDA	$16,884	$16,817	$35,310	$36,411

Ameristar Council Bluffs:
Operating income	$10,549	$14,529	$23,363	$27,895
Depreciation and amortization	3,305	3,013	6,524	5,939

EBITDA	$13,854	$17,542	$29,887	$33,834

Ameristar Vicksburg:
Operating income	$10,386	$7,606	$22,898	$16,884
Depreciation and amortization	3,107	3,014	6,178	5,938

EBITDA	$13,493	$10,620	$29,076	$22,822

Jackpot Properties:
Operating income	$3,618	$2,598	$6,187	$4,930
Depreciation and amortization	1,076	1,067	2,162	2,223

EBITDA	$4,694	$3,665	$8,349	$7,153

Ameristar Black Hawk:
Operating income	$1,778	$735	$1,560	$3,009
Depreciation and amortization	3,287	1,420	5,470	2,791

EBITDA	$5,065	$2,155	$7,030	$5,800

Corporate and other:
Operating loss	$(13,977)	$(11,481)	$(28,283)	$(24,454)
Depreciation and amortization	788	803	1,646	1,596

EBITDA	$(13,189)	$(10,678)	$(26,637)	$(22,858)

Consolidated:
Operating income	$39,584	$42,230	$83,241	$88,513
Depreciation and amortization	23,957	20,875	46,529	41,693

EBITDA	$63,541	$63,105	$129,770	$130,206

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